Second Amendment to Rights Agreement

This Second Amendment to Rights Agreement is made and entered into this 27th day of February, 2018 (the “Amendment”), by and between Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a federally chartered trust company, as successor rights agent to BankBoston, N.A. (the “Rights Agent”).

Recitals:

WHEREAS, the Company and BankBoston, N.A. executed that certain Rights Agreement, dated as of August 20, 1999, as amended by that certain First Amendment to Rights Agreement, by and between the Company and the Rights Agent, dated as of September 12, 2008 (collectively, the “Agreement”), pursuant to which the Company’s stockholders were granted certain rights to acquire shares of the Company’s Series A Participating Cumulative Preferred Stock, par value $0.01 per share (collectively, the “Preferred Stock”), under the circumstances and in accordance with the terms and conditions set forth in the Agreement; and

WHEREAS, the Company and the Rights Agent desire to further amend certain terms and conditions of the Agreement as set forth herein.

NOW THEREFORE, in accordance with the terms of the Agreement, the parties hereto hereby agree as follows:

1.    Amendment to Section 7(a) of the Agreement. Section 7(a) of the Agreement is hereby amended by changing the Final Expiration Date, as defined therein, to “February 27, 2018.”

2.    Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

3.    Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE AND FOR ALL PURPOSES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF SUCH STATE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

4.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.    No Other Modification. Except to the extent specifically provided to the contrary in this Amendment, all terms and conditions of the Agreement shall remain in full force and effect, without modification or limitation. In the event of any conflict or inconsistency between the Agreement and this Amendment, this Amendment will control and supersede to the extent of such conflict or inconsistency.

WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CHESAPEAKE UTILITIES CORPORATION

By: /s/ Beth W. Cooper
Name: Beth W. Cooper
Its: Senior Vice President and Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A,
as Rights Agent

By: /s/ Dennis V. Moccia
Name: Dennis V. Moccia
Its: Manager, Contract Administration

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